Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FOURTH QUARTER AND YEAR END RESULTS.

Broomall, Pennsylvania.  January 25, 2008 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today results for the quarter and year ended December 31, 2007.

The Company reported net income of $370,000 or $.05 per diluted share for the quarter ended December 31, 2007 as compared to $254,000 or $.03 per diluted share for the quarter ended December 31, 2006 (prior period share amounts have been adjusted for the exchange and additional share issuance in our reorganization and offering completed on January 30, 2007).  Net interest income decreased $9,000 or 0.4% to $2.5 million while other income increased $1,000 or 0.3% to $345,000 for the quarter ended December 31, 2007 as compared to the same period in 2006.  Other expenses decreased $220,000 or 8.3% to $2.4 million and the provision for income taxes increased $66,000 for the quarter ended December 31, 2007 as compared to the same period in 2006.  The decrease in net interest income was primarily due to an increase in interest expense on customer deposits and the decrease in other expenses primarily resulted from a decrease in salaries and employee benefits.

For the year ended December 31, 2007, net income amounted to $1.6 million or $.23 per diluted share as compared to $1.4 million or $.19 per diluted share for the year ended December 31, 2006.  Net interest income decreased $81,000 or 0.8% to $10.3 million and other income decreased $108,000 or 7.4% to $1.3 million.  Other expenses decreased $702,000 or 6.7% to $9.8 million and the provision for income taxes increased $202,000 for the year ended December 31, 2007 as compared to the same period in 2006.  The decrease in net interest income was primarily due to an increase in interest expense on customer deposits and the decrease in other income was primarily due to prior-year gains on sale of other real estate owned.  The decrease in other expenses primarily resulted from decreases in salaries and employee benefits as well as advertising and marketing costs.

The Company’s total assets increased $14.1 million or 3.4% to $424.5 million at December 31, 2007 as compared to $410.4 million at December 31, 2006.  Cash and cash equivalents decreased $6.2 million or 12.8% to $42.1 million at December 31, 2007.  Investment securities increased $8.6 million or 14.4% to $67.9 million while mortgage-backed securities decreased $8.0 million or 18.3% to $35.6 million.  Net loans receivable increased $21.2 million or 9.0% to $256.9 million at December 31, 2007.  Customer deposits decreased $3.0 million or 0.9% to $330.8 million at December 31, 2007 from $333.8 million at December 31, 2006.  Total stockholders’ equity amounted to $51.5 million or 12.1% of total assets at December 31, 2007.  Nonperforming assets increased to $2.1 million or 0.5% of total assets at December 31, 2007 as compared to $1.6 million or 0.4% of total assets at December 31, 2006.  The nonperforming assets at December 31, 2007 included $1.7 million in nonperforming single-family residential real estate loans and $416,000 in commercial real estate loans.  The allowance for loan losses was $2.8 million or 135.0% of nonperforming loans at December 31, 2007 as compared to $2.7 million or 174.4% at December 31, 2006.

541 Lawrence Road * Broomall, PA 19008-3599 * Phone: 610*353*2900 * Fax: 610*359*6908
www.allianceanytime.com

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.
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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Interest income	$6,113	$5,733	$24,340	$21,753
Interest expense	3,588	3,199	13,999	11,331
Net interest income	2,525	2,534	10,341	10,422
Provision for loan losses	45	15	120	60
Other income	345	344	1,344	1,452
Other expenses	2,439	2,659	9,808	10,510
Income before income taxes	386	204	1,757	1,304
Income tax expense (benefit)	16	(50)	135	(67)
Net income	$370	$254	$1,622	$1,371

Basic earnings per share (1)	$0.05	$0.03	$0.23	$0.19

Diluted earnings per share (1)	$0.05	$0.03	$0.23	$0.19

(1) Prior period share amounts have been adjusted for the exchange and additional share issuance in our reorganization and offering completed on January 30, 2007.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

			At December 31,
			2007	2006
Total assets			$424,467	$410,350
Cash and cash equivalents			42,079	48,282
Investment and mortgage-backed securities			103,493	102,940
Loans receivable - net			256,932	235,761
Deposits			330,788	333,802
Borrowings			37,042	37,210
Total stockholders' equity			51,458	33,500